EXHIBIT 99.1
                   VSE REPORTS FINANCIAL RESULTS FOR 2006

            Company Earns $7.8 million ($3.21 per diluted share)
                        on Revenues of $364 million;
                  CEO Anticipates Continued Growth in 2007

       Alexandria, Virginia, February 21, 2007 - VSE Corporation (Nasdaq: VSEC) reported consolidated financial results for the three- and twelve-month periods ended December 31, 2006 and 2005, as follows:

VSE Corporation and Subsidiaries
Consolidated  Statements of Income
(dollars in thousands, except share data)
________________________________________________________________________________________________________
                                                           Three Months            Twelve Months
                                                         2006        2005         2006        2005
                                                         ----        ----         ----        ----
Revenues, principally from contracts                 $ 101,960   $  64,938    $ 363,734   $ 280,139
Costs and expenses of contracts                         98,255      62,426      350,978     269,780
                                                     ---------   ---------    ---------   ---------
Gross profit                                             3,705       2,512       12,756      10,359
Selling, general and administrative expenses                77         240          694         580
Interest income, net                                      (151)       (126)        (427)       (210)
                                                     ---------   ---------    ---------   ---------
Income before income taxes                               3,779       2,398       12,489       9,989
Provision for income taxes                               1,391         885        4,700       3,820
                                                     ---------   ---------    ---------   ---------
Net income                                           $   2,388   $   1,513    $   7,789   $   6,169
                                                     =========   =========    =========   =========
Weighted average shares outstanding:
Basic                                                2,375,644   2,351,452    2,368,725   2,322,736
Diluted                                              2,423,273   2,418,857    2,424,442   2,392,027

Earnings per share:
Basic - Net income                                   $    1.01   $    . 64    $    3.29   $    2.66
Diluted - Net income                                 $     .99   $    . 63    $    3.21   $    2.58
________________________________________________________________________________________________________

Financial Results

       VSE revenues increased about $37.0 million (up 57%) and $83.6 million (up 30%) for the three and twelve-month periods of 2006 compared to the same periods of 2005. Increases in 2006 were primarily due to subcontract revenues associated with Army Equipment Support Program work.

       VSE net income increased about $875 thousand (up 58%) and $1.6 million (up 26%) for the three and twelve-month periods of 2006 compared to the same periods of 2005. Increases in 2006 were primarily due to the profits associated with the Tanker Ballistic Protection System Program and the BAV Ship Transfer Program. Profits also benefited from the large amount of subcontract costs enabling VSE to spread fixed corporate costs over a larger base and from an increase in work performed on time and materials and fixed price contracts which tend to have more favorable profit margins than cost-plus-fee contracts.

                                   -more-


CEO Comments

	VSE Chairman, President and CEO/COO Don Ervine said, "The financial results reported today are in line with the positive trend in VSE operations and results reported in recent years. VSE revenues have grown significantly as our ability to meet customer needs has grown. With the increase in revenues, we have been able to allocate our corporate costs over a larger base and improve our margins on certain time and materials and fixed price contracts."

	"As previously reported, during the fourth quarter of 2006 we received new contracts and delivery orders representing potential revenues of up to $206 million, and our funded backlog was about $299 million at the end of 2006. Based on these and other new awards announced during the year, our strong bookings and funded backlog, and on our sense of VSE's favorable position in several of the markets we serve, we anticipate continued revenue and net income growth in 2007. We also continue to examine acquisition opportunities that have the potential to support our growth in the years ahead."

Safe Harbor

       This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

       VSE provides diversified services to the engineering, energy and environment, defense, and homeland security markets from more than 20 locations across the United States and around the world. For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development, at
(703) 317-5202.

News Contact:  C. S. Weber, CAO, (703) 329-4770


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